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Exhibit 5.20

[Letterhead of Lionel Sawyer & Collins]

May 12, 2005

Alderwoods Group Inc. 311 Elm Street
Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive, Suite 3500
Chicago, IL 60601

    Re:
    Registration of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Alderwoods (Nevada) Inc., a Nevada corporation (the "Covered Guarantor"), in connection with the registration by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Exchange Notes"), pursuant to a registration statement on Form S-4 (the "Registration Statement") filed under the provisions of the Securities Act of 1933 (the "Securities Act"). The Exchange Notes are issued pursuant to an exchange offer (the "Exchange Offer") to exchange all of the outstanding notes issued on August 19, 2004 pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture.

        In rendering this opinion we have examined the following:

  1.
  The Indenture;

  2.
  The Exchange Guarantee to be issued by Covered Guarantor;

  3.
  The Registration Statement.

        In addition, we have examined originals or copies of such other corporate records of the Covered Guarantor, certificates of public officials and of officers of the Covered Guarantor and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Indenture, the Exchange Guarantee, the Registration Statement.

        In our examination of the documents referred to above, we have assumed the due execution and delivery of each of the documents referred to above by all parties thereto, other than the Covered Guarantor, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

          1.     The Covered Guarantor is a corporation and is validly existing as a corporation in good standing under the laws of the State of Nevada (the "State").

          2.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof, the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

          3.     The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by the Covered Guarantor and (ii) does not contravene any provision of the articles of incorporation or bylaws of the Covered Guarantor.

          4.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the Exchange Offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by the Covered Guarantor and if it were governed by the laws of the State of Nevada, would be valid and binding, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). We express no opinion as to the effectiveness of any provision directly or indirectly requiring that any consent, modification, amendment or waiver be in writing.

        Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State.

        This opinion is intended solely for the use of the addressees in connection with the Exchange Notes. It may not be relied on for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
LIONEL SAWYER & COLLINS
By:	/s/ LIONEL SAWYER & COLLINS

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  Exhibit 5.20